Exhibit 99.1

Actelis Networks Regains Compliance With Nasdaq Minimum Bid Price Requirement

FREMONT, Calif., May 3, 2023 — Actelis Networks, Inc. (NASDAQ:ASNS) (“Actelis” or the “Company”) a market leader in cyber-hardened, rapid deployment networking solutions for wide area IoT applications, today announced that it received notice from The Nasdaq Stock Market (Nasdaq) on May 3, 2023 that it has regained compliance with the minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2) for maintaining the listing of the shares of the Company’s common stock (the “Common Stock”) on the Nasdaq Global Capital Market.

On November 3, 2022, Actelis was notified by the Nasdaq Listing Qualifications that the Company was not in compliance, as its Common Stock failed to meet a closing bid price of $1.00 or more for 30 consecutive business days. The Company conducted a 1-for-10 reverse stock split of the shares of the Common Stock on April 18, 2023, to aid the compliance process.

To regain compliance, the Company’s common stock was required to maintain a minimum closing bid price of $1.00 or more for at least 10 consecutive business days. This requirement was met on May 2, 2023.

###

About Actelis Networks, Inc.

Actelis Networks, Inc. (NASDAQ: ASNS) is a market leader in cyber-hardened, rapid-deployment networking solutions for wide-area IoT applications including federal, state and local government, ITS, military, utility, rail, telecom and campus applications. Actelis’ unique portfolio of hybrid fiber-copper, environmentally hardened aggregation switches, high density Ethernet devices, advanced management software and cyber-protection capabilities, unlocks the hidden value of essential networks, delivering safer connectivity for rapid, cost-effective deployment. For more information, please visit www.actelis.com.

Forward-looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words "could," "believe," "anticipate," "intend," "estimate," "expect," "may," "continue," "predict," "potential," "project" and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results to differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company's filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

###

Media Contact:

Sean Renn

Global VP Marketing & Communications

srenn@actelis.com

Investor Relations Contact:

Matt Glover and Ralf Esper

Gateway Investor Relations

+1 949-574-3860

ASNS@gatewayir.com